Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-233412) pertaining to the Amended and Restated Stock Option Plan of Viemed Healthcare, Inc., and

(2)	Registration Statement (Form S-8 No. 333-233411) pertaining to the Amended and Restated Viemed Healthcare, Inc. Restricted Share Unit and Deferred Share Unit Plan.

of our report dated March 3, 2020, with respect to the consolidated financial statements of Viemed Healthcare, Inc. included in this Annual Report (Form 10-K) of Viemed Healthcare, Inc. for the year ended December 31, 2019.

/s/ Ernst & Young LLP

New Orleans, Louisiana
March 3, 2020